Exhibit 4

SETTLEMENT AGREEMENT AND LIMITED RELEASE

     This Settlement Agreement and Limited Release (this “Agreement”), dated effective February 28, 2005, is entered into by and between friendlyway AG, a company organized under the laws of Germany (“Company”), and Alexander von Welczeck, a married individual residing in Mill Valley, California (“Welczeck”; together with Company, the “Parties”), with reference to the facts set forth in the Recitals below:

RECITALS

     A. The Parties, together with certain third parties, including friendlyway, Inc., a Delaware corporation and former subsidiary of Company (“Subsidiary”), entered into a Stock Purchase Agreement dated as of August 1, 2002 (the “2002 Agreement”).

     B. Section 1.3(b) of the 2002 Agreement provides for certain “Deferred Payments” to be made by Welczeck to Company, upon the sale, transfer or assignment (each, a “Transfer”) by Welczeck, to any person, of any share of Subsidiary common stock purchased by Welczeck under the 2002 Agreement.

     C. As a result of the three Transfers described below Welczeck is obligated to make Deferred Payments to Company:

          (1) Welczeck’s sale of 555,556 shares in Subsidiary to Karl-Heinz Johannsmeier;

          (2) Welczeck’s sale of 1,633,334 shares in Subsidiary to Subsidiary in exchange for a promissory note; and

          (3) the exchange of the balance of Welczeck shares in Subsidiary to Biofarm, Inc. (“Biofarm”), pursuant to a certain 2004 Share Exchange Agreement dated August 13, 2004 (the “Share Exchange Agreement”), pursuant to which Biofarm issued certain of its common stock to Subsidiary’s shareholders in exchange for all of the outstanding shares of Subsidiary.

     D. As part of the transfer of shares in Subsidiary to Biofarm described in Recital C (3) above, Welczeck and the other former shareholders of Subsidiary are entitled to receive additional Biofarm shares. These additional shares are expected to be issued after the March 31, 2005 Biofarm shareholders’ meeting (the “Additional Biofarm Shares”).

     E. Although the 2002 Agreement provides that the Deferred Payments are to be made in cash, the Parties desire to provide for settlement of the Deferred Payments obligations through the transfer by Welczeck to Company of Biofarm common stock.

     NOW THEREFORE, in reliance on the foregoing Recitals, and in consideration of the covenants, representations, and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

     1. Satisfaction of Deferred Payments.

          1.1 Initial Delivery. Welczeck shall transfer to Company, contemporaneously with execution of this Agreement, a total of 1,529,824 shares of common stock in Biofarm (the “Initial Share Transfer”). The Initial Share Transfer shall be effected by delivery to Company of a stock certificate issued in the name of Company for such number of shares. Company acknowledges that such shares constitute “restricted securities” that have not been registered under the Securities Act of 1933, as amended, nor under the securities laws of any state or any other jurisdiction in which they might be offered, including the State of California and Company will not be able to sell, hypothecate, or otherwise transfer or dispose of any or all of such shares unless (i) such shares have been registered under the Securities Act and applicable state or other jurisdiction securities laws or (ii) Company furnishes a written opinion, by an attorney reasonably satisfactory to Biofarm, to the effect that an exemption from registration under the Securities Act and such laws is available with respect to such disposition, or (iii) the sale shall be governed by the provisions of Rule 144 or any other rule promulgated by the SEC under the Securities Act, in a manner satisfactory to Biofarm’s legal counsel. Company agrees that such stock certificate may be legended in the same manner as provided in Section 4.9 of the Share Exchange Agreement. Company represents that it is a sophisticated investor, has received all information it has requested about Biofarm and is not acquiring the securities in question with a view to distribution (within the meaning of the Securities Act) in the United States.

          1.2 Subsequent Delivery. Welczeck agrees to deliver to Company, within ten after any Additional Biofarm Shares are issued to him, his successor or any of his assignees, the number of Additional Biofarm Shares that equals twenty percent (20%) of the Additional Biofarm Shares to which he is entitled under the Share Exchange Agreement (the “Subsequent Share Transfer”). The Subsequent Share Transfer shall be effected by delivery to Company of a stock certificate issued in the name of Company for such number of shares. Company acknowledges that such shares will constitute “restricted securities” that have not been registered under the Securities Act of 1933, as amended, nor under the securities laws of any state or any other jurisdiction in which they might be offered, including the State of California and Company will not be able to sell, hypothecate, or otherwise transfer or dispose of any or all of such shares unless (i) such shares have been registered under the Securities Act and applicable state or other jurisdiction securities laws or (ii) Company furnishes a written opinion by an attorney reasonably satisfactory to Biofarm, to the effect that an exemption from registration under the Securities Act and such laws is available with respect to such disposition, or (iii) the sale shall be governed by the provisions of Rule 144 or any other rule promulgated by the SEC under the Securities Act, in a manner satisfactory to Biofarm’s legal counsel. Company agrees that such stock certificate may be legended in the same manner as provided in Section 4.9 of the Share Exchange Agreement. Company represents that it is a sophisticated investor, has received all information it has requested about Biofarm and is not acquiring the securities in question with a view to distribution (within the meaning of the Securities Act) in the United States.

          1.3 Compensation for Delayed Subsequent Share Transfer. Time is of the essence with regard to the Subsequent Share Transfer and in addition to the rights to damages, specific performance, and other remedies, in the event that Welczeck does not make timely delivery of all of the Additional Biofarm Shares he is obligated to deliver pursuant to Section 1.2 above, Company shall have the right, to receive interest on the Fair Market Value of such shares

(calculated as of such due date in the manner established for calculating Fair Market Value in the 2002 Agreement) from such due date to the date of transfer of such shares, at a rate equal to 10 percent per annum (or, if lower, the maximum rate permitted by California law). Such interest shall be payable upon demand from time to time.

     2. Release of Further Deferred Payment Obligations. Effective upon Company’s receipt of the Initial Share Transfer, and except for the obligations of Welczeck arising under this Agreement, Company hereby releases Welczeck, his heirs, executors, administrators and assigns from any further Deferred Payments obligations, including, for example, in respect of any future Transfers by Welczeck of stock in Subsidiary to any person or entity.

     3. Representations and Warranties. Welczeck hereby represents and warrants to Company as follows:

          3.1 He is the sole owner of the shares described in section 1.1 above and has the sole right to effectuate the Initial Share Transfer.

          3.2 He owns the shares described in section 1.1 above free and clear of all mortgages, pledges, liens, security interests, encumbrances, restrictions or charges of any kind, and has not in any way granted to any person or entity any right or option to purchase any part of such shares.

     The foregoing representations and warranties of Welczeck shall survive the transfer of the shares described in section 1.1 above to Company.

     4. Additional Covenants.

          4.1 Welczeck shall deliver to Company, contemporaneous with delivery of the Subsequent Share Transfer, representations and warranties consistent with those made in section 3 above, which shall then equally apply to such subsequently transferred shares.

          4.2 At any time hereafter, each of the Parties shall, without further consideration, execute and deliver such other documents as any other party may reasonably request to carry out the transactions contemplated by this Agreement.

     5. Indemnification. Welczeck agrees to indemnify and hold Company and each of its officers, directors, stockholders, successors and assigns harmless from and against any and all liabilities, losses, damages, claims, costs and expenses (including attorneys’ fees) incurred by any of them as the result of the breach by Welczeck of any representation or warranty contained both herein, and of those to be made pursuant to section 4.1 above.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (irrespective of its choice of law principles).

     7. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. Other than as set forth herein with regard to

Deferred Payment obligations, the Parties agree that the 2002 Agreement shall remain in full force and effect.

     8. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties. Except as otherwise specifically provided herein, nothing in this Agreement is intended to confer upon any third person any rights, remedies, obligations or liabilities under or by reason thereof.

     9. Amendments. Any term of this Agreement may be amended only with the written consent of each of the Parties.

     10. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile signature of any party to this Agreement shall have the same force and effect as an original signature and shall be binding.

     11. Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret the provisions of this Agreement, then, the prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys’ fees and related expenses.

     12. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     13. Representation by Counsel. The Parties have read all of the foregoing and represent that this Agreement has been explained to them by their respective legal counsel, and that each understands all of the provisions herein.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day first written above.

ALEXANDER von WELCZECK		FRIENDLYWAY, AG

By:	/s/ Alexander von Welczeck	By:	/s/ Klaus Trox

	Alexander von Welczeck	Name:	Klaus Trox
		Title:	CEO

SPOUSAL CONSENT:

The undersigned, being the wife of Alexander von Welczeck, has read and understands the Agreement, and by her signature below, hereby waives and relinguishes any and all community property interest or right of any kind or nature to the shares described in section 1 above.

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